Exhibit 99.2

Where Food Comes From, Inc.

2025 Third Quarter Conference Call

Call date: Thursday November 13, 2025

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2025 third quarter earnings call.

Joining me on the call today are CEO John Saunders, President Leann Saunders, and Chief Financial Officer Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information.

I’ll now turn the call over to John Saunders.

John Saunders

Hello and thanks for joining the call today.

In our earnings release this morning we again reported strength in a wide range of service offerings that essentially offset the continued impact that smaller herd sizes are having on our core beef-related verification activity. We also reported solid bottom line results in spite of the modest revenue decline – an accomplishment that underscores the resiliency of our business and our successful efforts to align expenses with revenue run rates as we navigate a challenging macro environment on top of some industry specific headwinds.

Total revenue in the third quarter was $7.0 million dollars, a decline of just $92,000 dollars over the same quarter last year. Revenue in our verification and certification segment grew by 1% to $5.6 million based on increased activity across our portfolio, which includes by far the industry’s most comprehensive set of solutions. Verifications for pork, dairy and egg operations all increased year over year, and our CARE Certified program continued to attract new customers in a variety of proteins. Similarly, certification activity for Organic, non-GMO, Gluten Free, and Upcycled all showed gains. In addition, we continue to benefit from a unique ability to bundle services – an advantage that saves our customers time and money, contributes to revenue growth, and at the same time helps us on the gross margin side. Finally, customer retention rates well above the 90% level have also played a big role in revenue stability.

Hardware sales declined to $1.2 million from $1.3 million year over year with lower tag volumes due to herd shrinkage and tag subsidies being partially offset by growing demand for value-added tags that we sell at higher price points.

Gross margins remained fairly stable year over year and SG&A expense actually declined slightly in the third quarter, reflecting careful management of fixed costs and lower marketing and trade show expenses that largely offset higher compensation costs.

That led to operating income of $575,000 compared to $608,000 in the year-ago third quarter.

Net income grew to $1.1 million, or 22 cents per share, in the third quarter compared to net income of $500,000, or 9 cents per share, a year ago. The increase included a $946,000 gain on the sale of our Progressive Beef ownership interest and a $48,000 gain on digital assets.

I think it’s important to highlight some of these profitability metrics in light of headwinds we’re encountering in the form of tariffs and inflationary pressures – including significant wage inflation – and smaller herd sizes, which impact both verification and hardware revenue and profitability levels.

Our balance sheet remains strong and clean. We closed the quarter with cash and cash equivalents of $4.8 million, up from $2.0 million at 2024 year-end. We have no debt.

The Progressive Beef stock sale, which closed in the third quarter, generated cash proceeds of $1.8 and the return of 12,585 shares of our common stock which have been cancelled and removed from our total issued and outstanding.

Turning to stock buybacks, we retired an additional 60,721 shares in Q3 through our buyback program that was initiated in 2018, raising our year-to-date buybacks to 116,547 shares and our total buybacks since plan inception to more than 1.3 million shares representing more than $14 million dollars in value returned to stockholders over the past 7 years.

Earlier this week we announced our inclusion in TIME Magazine’s “America’s Growth Leaders 2026” ranking. Where Food Comes From was ranked 74th among more than 4,000 public companies in the United States. This ranking places WFCF among the most innovative and dynamic publicly held companies in America. The list was led by Nvidia and included names like Tesla, Palantir, Crowdstrike, Broadcom and Alphabet. You can find a link to this story in the November 11th press release posted on our website.

As one of the smallest companies in the Top 100 list, we view our inclusion as validation of the growing importance of verified sourcing in the world today. Consumer demand for transparency into food origins, ethics and safety has never been more relevant, and we are playing a lead role in a megatrend that involves all participants in the supply chain – ranchers and growers, distributors, retailers and consumers.

Our ability to remain at the forefront of this megatrend is based on a customer focused approach that gives ranchers and growers the tools they need to address evolving demands of retailers and consumers in real time. We are constantly innovating with new services that are often years in development but are ultimately expected to become meaningful revenue streams. A case in point is our labeling program, which has been in place for more than 10 years and is now beginning to gain traction as forward-thinking retailers recognize its value in attracting and maintaining customers.

We have other innovative new services is the pipeline that will further expand our market-leading portfolio and benefit both customers and consumers – and we hope to be announcing one of them in the near future.

And with that, I’ll thank you again for joining the call today and open the call to questions. Operator…

Question and Answer Session:

Operator:

And the first question comes from the line of James Ford with First Ballantyne.

James Ford, First Ballantyne, LLC

I had a quick question with regard to the herd size and product revenue long term. When do you think you’ll see a material pickup in product revenue relative to herd size growing? Is the beef and cattle futures prices high enough to get the demand up there in a year or 2?

John Saunders, Co-Founder, CEO & Executive Chairman

Thanks for the question, James, I’ll take the first stab, and then I’ll let Leann answer from her perspective as well. I do think that the cattle prices have started to reach the level where there is some building back in the herd, but we’re still faced with issues relative to primarily the border being closed with Mexico and that none of those cattle are able to come into Texas, Oklahoma. So that’s typically a big part of our beef supply. And with this screwworm issue, I think we’re just really struggling to see how it’s going to be a short-term solution to this problem. So yes, I think in certain areas, we’re starting to see a build back, but it’s going to take a lot of time. Leann?

Leann Saunders, Co-Founder, President, COO & Director

Yes, I agree with everything. I think it’s a very predictable cattle cycle. I think we’re dealing with some issues that are unique relative to supply, just a lot of generational turnover in the cattle industry, which is a challenge. And then you also have continued drought in some areas, which are restricting those locations from building back. So we anticipate — I mean, we’re probably going to see maybe another year and then start to go up again in supply, which is very typical. But again, we’re kind of in new waters here a bit. So just waiting to see and not try to predict as much as we typically have there.

John Saunders, Co-Founder, CEO & Executive Chairman

Yes. And maybe one final point with that. I think one of the things that we’re encouraged about, although it was politically a very hot topic over the last couple of weeks, is that it appears that this administration is starting to look at utilizing public lands more than it has been over the last, obviously, 4 years. But I think that’s something that’s going to probably incentivize younger ranchers or ranchers and farmers that are looking to grow their herds that, that incentive hasn’t really been there for a while. So we’re encouraged by that, that there seems to be more financing available and just land that’s available for use if you’re wanting to raise livestock.

Leann Saunders, Co-Founder, President, COO & Director

The other thing on the demand side is a little bit of things unknown relative to trade negotiations. I mean China became our biggest export market for beef prior to now they’re not purchasing U.S. beef products. So again, it’s like we have all these factors relative to trade agreements happening at the same time. So it’s challenging to predict. So we kind of waiting to see on that as well and some increased restrictions from the EU, which are problematic.

Operator

The next question comes from the line of Chris Brown from [private] investor.

Christopher Brown

Following up on that question, under the assumption the beef verification is kind of stable and not growing particularly fast in the next year or so, what are the other businesses and programs that you’re most excited about that you think will be kind of growers in the next year or 2?

And then the second question is kind of a little bit capital structure. Are you thinking of yourselves as a growth company? Or can we think about more of a stable cash-generating business going forward? I know you’ve done some dividends in the past, et cetera. How do you think about the balance sheet, the buildup of cash and what you do with it?

John Saunders, Co-Founder, CEO & Executive Chairman

Two great questions, Chris. Thank you. The first one, I think in the script and we talk about it, there are a number of factors right now, which are driving primarily our dairy, our poultry, that being both broilers and egg laying hens. But in addition to that, the organic certification, there’s been some recent strengthening of the regulations relative to organic, which has expanded the number of customers that are eligible or required to participate.

And then again, we are the exclusive supplier of the Upcycled certification. So that really puts us in a unique spot when we look at CPG companies that are trying to address consumer demand. So you’ve seen like let’s call it the Fairlife Protein 42, all these new protein drinks that are shelf stable, Chris. I don’t know if you’re familiar with those or not. But people involved in exercise, weight lifting, any of that type of stuff are really looking to get as much protein as they can. And it’s kind of the old new that has dairy and milk, especially this new kind of milk, this hyper-energized is something that they’re looking for. So obviously, they’re wanting to do that.

So I think what we’re really doing is looking at consumer trends and then trying to match our business with that, understanding that the beef industry is a long-term play for us. And we still are the — we basically control the disease traceability, the verification systems through our Beef Passport system. So we’re not giving up on that. We’re understanding that it’s a marathon, not a sprint. But this is also giving us a big opportunity to really look at those other markets and to grow them, which thankfully are continuing to grow really rapidly and our Validus and our Where Food Comes From organic division have been doing great work and really expanding and getting more efficient, and we’re much better at customer intake and processing. So anyway, we’ve got a lot to be excited about that’s different than beef. So believe me, we’re working on that hard.

The second question, I think, with our sale of Progressive Beef, it gave us an opportunity to really to get, I think, even better capitalized. We are constantly looking at new opportunities and new growth areas, new companies. I’ve mentioned before several times that the closer we can get to consumers, I think that’s the direction that we want to move and just continue to look at technology. We’ve got probably 6 or 7 new AI initiatives that we’re working on within the company, just looking at ways to either be more efficient or to be better at customer service or be better at getting in front of customers. And one thing we’ve spent a lot of time on, we haven’t talked about, but if you go to whatever your search engine is today and type in third-party verification, Where Food Comes From is now going to be placed on the first page, I think, in all circumstances. So that wasn’t on accident.

About a year ago, we really started to invest in SEO and to be better at getting in front of consumers and understand — and meeting them where they’re at and understanding what they’re wanting to talk about. So I think we’ve done a really good job there. If there’s opportunities for us to invest in new companies, and it’s something that we can finance ourselves, Chris, believe me, we’re going to do it. And that’s — so we are absolutely a growth company. We’re a patient company, but we’re happy where we are with our balance sheet. We’re happy we have no debt, but we’ll be more than willing to use capital to grow if we see the right opportunity.

Christopher Brown

I’ve been a shareholder for probably 7, 8 years, and you guys have always been great stewards of capital.

Operator

There are no further questions at this time. I’d like to turn the call back to John Saunders for closing remarks.

John Saunders, Co-Founder, CEO & Executive Chairman

Thanks again, everyone. Appreciate the questions, and we’ll talk to you soon. Take care.

Operator

This concludes today’s conference. You may disconnect your lines at this time, and thank you for your participation.